                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (together with the exhibits and schedules hereto, the "Agreement") is entered into as of AUGUST 23, 1995 , by and between Communication Cable, Inc., a North Carolina corporation ("Seller" herein) and Nortech Systems Incorporated ("Buyer" herein):

                                    RECITALS

        A. Seller, through its Aerospace Division, is the owner of certain assets more particularly described in this Agreement used by it in the business of manufacturing and selling multi-conductor electrical cable assemblies to customer specifications for the aerospace industry.

        B. Buyer wishes to purchase those assets and is willing to assume certain associated obligations and liabilities, and Seller is willing to sell those assets, on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

        1. DEFINITIONS. The Following terms shall have the following meanings when used in this Agreement:

        "Affiliate" shall mean any parent, subsidiary, or division, whether direct or indirect, of a specified corporation or division.

        "Assets" shall have the meaning set forth in Section 2.1.

        "Assigned Contracts" shall have the meaning set forth in Section 2.1.8.

        "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto.

        "Assumed Liabilities" shall have the meaning set forth in Section 3.5.

        "Balance Sheet" shall mean the unaudited balance sheet of the Division as of July 31, 1995 (the "Balance Sheet Date"), attached hereto as Exhibit B-1, subject to adjustments reflecting Intercompany Transactions not reflected in such balance sheet.

        "Bill of Sale" shall mean a Bill of Sale substantially in the form of Exhibit C hereto.

        "Closing" and "Closing Date" shall have the respective meanings set forth in Section 3.1.

        "Contract" shall mean any contract, agreement, license, lease, sales order, purchase order, or other legally binding commitment, whether written or oral.
        "Division" shall mean Seller's Aerospace Division, as it exists and is conducting business on the date hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Employees" shall have the meaning set forth in Section 4.8.1.

        "Environmental Laws" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface, water, groundwater, or land, or relating to the manufacture, processing, distribution, user, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature.

        "Environmental Losses" shall have the meaning set forth in
Section 3.5.4.

        "Excluded Assets" shall have the meaning set forth in Section 2.2.

        "Excluded Liabilities shall have the meaning set forth in Section 3.6.

        "Financial Statements" shall mean the Balance Sheet and Income
Statement.

        'Hazardous Material" means any chemical substance: (i) the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy, or common law, or (ii) which is or becomes defined as a "hazardous waste" or "hazardous substance" under any federal, state, or local statute, regulation or ordinance, or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601, et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency, or instrumentality of the United States, states, or any political subdivision thereof; or (iv) the presence of which on the Real Property causes or threatens to cause a nuisance upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; or (v) without limitation, which contains gasoline, diesel fuel, or other petroleum hydrocarbons.

        "Income Statement" shall mean the unaudited income statement of the Division for the period ended July 31, 1995, attached hereto as Exhibit B-2, as adjusted to reflect Intercompany Transactions not reflected in such income statement.

        "Indemnifying Party" shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

        "Intellectual Property" shall have the meaning set forth in
Section 2.1.5.

        "Intercompany Transactions" shall mean (a) transactions among Seller and its Affiliates which are allocable or attributable to the Division, including, but limited to, any services (such as administrative, data processing, employee benefits, insurance, etc.) provided by Seller or any such Affiliate to the Division, and (b) transactions between Seller or any of its Affiliates, on the one hand, and the Division, on the other, including, but not limited to, any products or services (such as administrative, data processing, employee benefits, insurance etc.) provided by Seller or any such Affiliate to the Division.

        "Inventories" shall have the meaning set forth in Section 2.1.2.

        "Real Property" shall have the meaning set forth in Section 2.1.3.

        "Losses" shall mean any and all costs and expenses (including, but not limited to, reasonable attorneys', fees), damages and losses actually incurred by the Indemnified Party net of (i) any tax adjustments, benefits, savings, or reductions, and (ii) any insurance proceeds, in either case to which the indemnified Party is entitled by virtue of such costs, expenses, damages, and losses.

        "Machinery and Equipment" shall have the meaning set forth in
Section 2.1.1.

        "Management Employees" shall mean employees of the Seller working exclusively for the Division.

        "Material Contracts" shall have the meaning set forth in Section 4.9.

        "Purchase Price" shall have the meaning set forth in Section 3.2.

        "Responsible Contracting Officer" means, with respect to any Contract with the United States Government, the person identified as such with respect thereto in Section 42.1202(a) of the Federal Acquisition Regulation, Part 42 of the Code of Federal Regulations.

        "Tangible Personal Property" shall mean the Machinery and Equipment and Inventories.

        "Transaction Documents" shall mean this Agreement, the Assignment and Assumption Agreement, and the Bill of Sale to be delivered to Buyer by Seller on the Closing Date pursuant to Section 3.4.

        "Transactions" shall mean the transactions contemplated by the Transaction Documents.

        "U.S. Government" means the United States Government including any agencies, commissions, branches, instrumentalities, and departments thereof.

        "Working Capital" shall mean current assets (other than cash or cash equivalents) less total liabilities, determined in a manner consistent with the Balance Sheet. For purposes of determining the value of current assets, inventory will be valued an the FIFO basis without giving effect to a LIFO reserve.

        2. TRANSFER OF ASSETS.

        2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign, and deliver to Buyer, and Buyer will purchase from Seller, for the Purchase Price, all of Seller's right, title, and interest at the time of the Closing

Date in and to the following assets and properties to the extent that (a) they are tangible property located on or at Seller's Aerospace Division at Fairmont, Minnesota, and relate to or are used in the operations of the Division or (b) they are intangible property and are used exclusively in or relate as the same shall exist on the Closing Date (except the Excluded Assets):

        2.1.1 PERSONAL PROPERTY. All tangible personal property including, but not limited to, fixtures, machinery and equipment, furniture, tools, and Supplies a list of which as of July 31' 1995 is set forth in Schedule 2.1.1 (the "Machinery and Equipment");

        2.1.2 INVENTORIES. All inventories including, but not limited to, all finished goods, work-in-progress, raw materials, spare parts, packaging, and supplies (the "Inventories"); provided, however, that notwithstanding anything to the contrary contained in this Section 2.1.2, all consigned customer materials (as identified to Buyer ten (10) days after execution of this Agreement) are specifically excluded from the Inventories and shall be retained by Seller;

        2.1.3 REAL PROPERTY. The realty listed on Schedule 2.1.3 hereto, including all improvements thereto;

        2.1.4 Prepayments. All prepaid items and deposits paid by Seller exclusively in connection with the Division (to the extent reflected an the Final Balance Sheet);

        2.1.5 PATENTS A TRADEMARKS. Subject to Section 2.2.6, the patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the with respect thereto listed in Schedule 2.1.5, together with the goodwill and the business appurtenant thereto and any rights, claims, or choses in action relating to or deriving from any of the foregoing and attributable to the Division, and together with any unregistered intellectual property used exclusively by the Division to the extent owned by the Division (collectively, the "Intellectual Property");

        2.1.6 SALES MATERIALS. Subject to the restrictions in Section 11.4, all catalogues, brochures, sales literature, promotional material, and other selling material relating solely to the products of the Division;

        2.1.7 BOOKS AND RECORDS. All books and records (other than historical accounting and financial records and personnel reviews and medical records), and all files, documents, papers, and agreements pertaining to the Assets, the Assumed Liabilities, or otherwise to the business of the Division that are material to continuing the operation of the Division as a going concern and that are located at the Division, subject to Seller retaining copies (at Seller's expense) or originals of the same if and as it so chooses;

        2.1.8  ASSIGNED CONTRACTS.  The rights of Seller under all
     Contracts relating to the Division including, but not limited to, the Contracts listed on any of the schedules hereto (including all Material Contracts listed in Schedule 4.9) and those entered into in the ordinary course of the business of the Division through the Closing Date, except for any Contract that requires the consent to assignment of a party thereto (or such novation agreements as may be required) and for which such consent or novation agreement executed by any other contracting party has not been obtained pursuant to Section 6.3 prior to the Closing (the "Assigned Contracts");

        2.1.9 INSURANCE FROM DESTROYED OR DAMAGED ASSETS. All insurance proceeds from any insurance provider, other than any proceeds under any retroactively rated insurance policy or other self-insurance program which constitute a refund of excess premiums, for any Asset that is destroyed or damaged after the date hereof and prior to the Closing, or any replacement property or asset actually acquired for such destroyed or damaged Asset; and

        2.1.10 PERMITS AND LICENSES. All transferable business licenses, permits, and equivalent documents used exclusively in or relating exclusively to the operations of the Division.

        The Assets shall include all assets of the type described above that are acquired by Seller for use exclusively in connection with the Division between the date hereof and the Closing Date, except any such assets that are disposed of, sold, or consumed after the date hereof in the ordinary course of business on a basis consistent with past practice.

        2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller are specifically excluded from the Assets and shall be retained by Seller (the "Excluded Assets"):

        2.2.1 CASH AND CASH EQUIVALENTS. Subject to Section 2.1.8, all cash on hand and cash equivalents of Seller (whether or not relating to the Division), including, but not limited to, bank accounts and temporary cash investments;

        2.2.2 REFUND CLAIMS. Rights to or claims for refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards or other credits of Seller, whether or not attributable to the Division;

        2.2.3 THIRD PARTY CLAIMS. Claims or rights against third parties, except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; provided, however, that any rights of indemnification, contribution, or reimbursement that may exist under the Assigned Contracts in respect of liabilities or obligations retained by Seller hereunder shall be Excluded Assets;

        2.2.4 INSURANCE. Except as set forth in Section 2.1.9, all insurance policies and rights thereunder, including but not limited to rights to any cancellation value as of the Closing Date;

        2.2.5 UNRELATED CONFIDENTIAL INFORMATION Proprietary or confidential business or technical information, records, and policies that relate generally to Seller or any of its affiliates and are not used primarily by the Division including, but not limited to, the Aerospace directory, management procedures and guidelines, proprietary financial reporting formats, accounting procedures, instructions, organization manuals, and strategic plans, but specifically excluding technical drawings, quality control, and manufacturing procedures used by the Division;

        2.2.6  AEROSPACE MARKS AND PROPRIETARY SYSTEMS AND PROCEDURES.
     All "Aerospace" marks, including any and all trademarks or service marks, trade names, slogans, or other like property relating to or including the name "Aerospace," the mark Aerospace, or any derivative thereof, and the Aerospace logo or any derivative thereof, and Seller's proprietary computer programs or other software including, but not limited to, Seller's proprietary data bases, accounting and reporting formats, systems, and procedures;

        2.2.7  SELLER'S RIGHTS.  Seller's rights under the Transaction
     Documents;

        2.2.8 UNRELATED AND CORPORATE ASSETS. All other assets of Seller not specifically included in the Assets to be sold hereunder including, but not limited to, any and all fixtures and improvements located on the Real Property and assets used by Seller or its Affiliates in other businesses of Seller or its Affiliates, and assets used primarily in connection with Seller's corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books, and stock transfer books), whether or not used for the benefit of the Division;

        2.2.9 VEHICLES. All vehicles owned or leased by Seller and not reflected on the Balance Sheet; and

        2.1.10 ACCOUNTS RECEIVABLE. All accounts receivable and notes receivable of Seller on the Closing Date arising exclusively out of the activities of the Division (to the extent reflected on the Final Balance Sheet).

        3. CLOSING, PURCHASE PRICE, ALLOCATION OF PURCHASE PRICE, ASSUMPTION OF LIABILITIES.

        3.1 CLOSING. The Closing (the "Closing") shall take place at such place as the parties may agree on or before August 25, 1995, at 9:00 a.m. C.D.T., or at such other date and time as Seller and Buyer may mutually agree (the "Closing Date"). The parties agree that time is of the essence.

        3.2 PURCHASE PRICE AND ADJUSTMENT.

        PURCHASE PRICE. The purchase price (the "Purchase Price") for the Assets hereunder shall be:

        (a)  $1.45 Million for the fixed assets; and

        (b) An amount equal to the inventory at book value as of the settlement date. The inventory will be valued in a manner which is consistent with Seller's current accounting policies. At the settlement date, the inventory value will be estimated using the most recent end-of-month value and adjusted to the actual amount as soon as possible following the Closing.

        3.3 PAYMENT TO SELLER ON CLOSING DATE. On the Closine Date, Buyer shall pay the Purchase Price to Seller by certified check or wire transfer.

        3.4 INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the Closing Date, Seller shall execute and deliver to Buyer (a) a warranty deed conveying marketable title to the Real Property, free of all liens and encumbrances,
(b) the Bill of Sale transferring good title to the Assets (except the Real Property), free and clear of all liens and encumbrances, (c) the Assignment and Assumption Agreement, and (d) such other documents as may be reasonably requested by Buyer in order to carry out the Transactions.

        3.5 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, pursuant to which Seller shall agree to retain and pay the Excluded Liabilities (as hereinafter defined) and Buyer shall assume and agree to pay, perform, and discharge when due only the following liabilities and obligations of

Seller arising out of the business of the Division as presently or previously conducted (collectively, the "Assumed Liabilities"):

        3.5.1 CONTRACTS AND OTHER OBLIGATIONS. All liabilities and obligations of Seller under the Assigned Contracts;

        3.5.2 PRODUCT LIABILITY. All Losses from any products shipped or services provided by Seller through the Division at any time prior to the Closing Date, but only to the extent arising from occurrences on or after the Closing Date; provided, however, that Seller shall reimburse Buyer from the first dollar for any Losses suffered by Buyer under this Section 3.5.2 when and if the cost to Buyer of such Losses exceeds $5,000 for any one occurrence, or $15,000 in the aggregate. With reepect to products manufactured or sold but not shipped prior to the Closing Date, Seller shall reimburse Buyer when and if the cost to Buyer exceeds $5,000 for any one occurrence, or $15,000 in the aggregate;

        3.5.3 WARRANTY OBLIGATIONS. All liabilities and obligations of Seller whether arising before or after the Closing, arising under warranties provided by Seller relating to products shipped by the Division prior to the Closing Date, including any obligations to repair or replace any item as a result of a material deficiency report under any contract with the U.S. Government, and all additional obligations and commitments of Seller to provide spare parts, service, product support, or other goods and services relating to products shipped by the Division prior to the Closing Date; prcvided, however, Seller shall reimburse Buyer from the first dollar for any cost determined on the basis of direct labor, direct material and direct overhead costs incurred by Buyer in repairing or replacing such product in fulfillment of such obligations if and when the cost to Buyer of such warranty obligation exceeds $5,000 for any one occurrence, or $15,000 in the aggregate. Buyer agrees to Consult with Seller regarding any warranty claim which is the subject of this Section 3.5.3 prior to providing warranty service and to cooperate with Seller in connection with any investigation or other proceeding relating to such warranty claim. With respect to products manufactured or sold but not shipped prior to the Closing Date, Buyer assumes full responsibility for any claims based on such products without any recourse for reimbursement by Seller; and

        3.5.4 ENVIRONMENTAL LIABILITIES. Subject to the indemnification obligations of Seller under Section 9.2.3, all Losses, whether arising from claims by private or governmental parties which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath, or migrating, or threatening to migrate to or from the Real Property on which Hazardous Material is or has been used, generated, or disposed of in connection with or arising out of the business of the Division as presently or previously conducted or the existence of a violation of any Environmental Law pertaining to the Real Property or the business of the Division as presently or previously conducted (the "Environmental Losses.")

        3.6 NON-ASSUMPTION OF CERTAIN LIABILITIES. Buyer is not assuming, and shall not be deemed to have assumed, any obligation, liability, or commitment of Seller relating to or arising out of the operation of the business of the Division prior to the Closing Date other than the Assumed Liabilities (the "Excluded Liabilities"), including, but not limited to, (a) liabilities for taxes of Seller or the Division (other than as set forth in Section 3.8) not shown on the Final Balance Sheet with respect to the operation of the Division prior to the Closing; or (b) liabilities (including but not limited to any liabilities resulting from unfunded contributions under any employee benefit plan subject to ERISA) for any pension, profit sharing, or welfare benefit plans maintained by Seller or its Affiliates; and (c) liabilities arising from claims brought by former employees of Seller who are not Employees.

        3.7  TAX ALLOCATION.  Buyer and Seller shall allocate the Purchase
Price to broad categories constituting components of the Assets in accordance with the basis of allocation used in preparing the Form 8594 attached hereto as
Schedule 3.7 and shall file a Form 8594 with respect to the Transactions similar to that set forth in Schedule 3.7, except to the extent that modifications are necessary to reflect changes in the Assets between the date hereof and the Closing Date. Each party will report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all federal, state, local, and other tax purposes, but such allocation shall not constrain reporting for other purposes.

        3.8 SALES AND USE TAX. Buyer and Seller shall cooperate in preparing and filing use and sales tax returns relating to, and Buyer shall pay any and all sales, real estate, transfer, or use tax due with regard to, the Transactions; provided that any real estate transfer taxes shall be divided equally by the parties. Buyer shall also furnish Seller with a form of reseller certificate that complies with the requirements of

Section 297A of the Minnesota Statutes Annotated and other applicable state taxation laws.

        4.  REPRESENTATION AND WARRANTIES OF SELLER.

        As an inducement for Buyer to enter into this Agreement, Seller represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof:

        4.1 ORGANIZATION, CORPORATE POWER, AND AUTHORITY. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina, and is duly qualified to do business as a foreign corporation in the jurisdictions in which Seller conducts the business of the Division, except where the failure so to qualify will not have a material adverse effect on the business of the Division. Seller has all requisite corporate power and authority to own, operate, and sell the Assets, to conduct the business of the Division, to execute and deliver the Transactions Documents, and to perform its obligations thereunder.

        4.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery, and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Seller. This

Agreement has been, and each other Transaction Document will be at the Closing, duly executed and delivered by Seller and constitute, or will, when delivered, constitute, the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors', rights generally.

        4.3 EFFECT OF AGREEMENT. The execution, delivery, and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, will not violate the Articles of Incorporation or By-Laws of Seller or any judgment, award or decree, or any material indenture, material agreement, or other material instrument to which Seller is a party, or by which Seller or the Assets are bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, security interest, or encumbrance of any nature whatsoever upon any of the Assets, except to the extent that (a) the effect thereof is not materially adverse to the business of the Division, (b) consents may be required under Seller's loan agreements, (c) consents may be required for assignment of certain of the Contracts, (d) consents of the lessors of personal properties used in the operation of the Division may be required, or (e) novation agreements may be required with respect to Contracts with the U.S. Government.

        4.4 GOVERNMENTAL APPROVALS. Except for novation agreements that may be required with respect to Contracts with the U.S. Government, noapproval, authorization, consent or order, or action of or filing with any court, administrative agency, or other governmental authority is required to be obtained by Seller for the execution and delivery by Seller of the Transaction Documents or the consummation by it of the Transactions.

        4.5 FINANCIAL STATEMENTS. Except as set forth in Schedule 4.5, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Except as set forth in Schedule 4.5, the Balance Sheet fairly presents the financial condition of the Division as of the Balance Sheet Date and the Income Statement fairly presents the results of operations of the Division for the period then ended. There have been no liabilities incurred in connection with the operation of the Division since the Balance Sheet date of July 31, 1995, except as listed on Schedule 4.5.

        4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date except as contemplated hereunder, Seller has not with respect to the
Division:

        4.6.1 MATERIAL OBLIGATIONS. Incurred any material obligation or liability (fixed or contingent), except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with this Agreement and the Transactions;

        4.6.2 DISCHARGE OR SATISFACTION OF LIENS. Discharged or satisfied any material lien, security interest, or encumbrance, or paid any material obligation or liability (fixed or contingent), other than pursuant to the terms of such obligation or in the ordinary course of business;

        4.6.3 ADDITIONAL LIENS. Mortgaged, pledged, or subjected the Assets to any material lien, security interest, or other encumbrance (other than of the type set forth in Section 4.7);

        4.6.4 ACQUISITION OR DISPOSITION OF ASSETS. Transferred, leased, or otherwise disposed of any material portion of the Assets, or acquired any material assets or properties, except those acquired, disposed of, sold, or consumed in the ordinary course of business;

        4.6.5 COMPROMISE OF DEBTS OR CLAIMS. Canceled or compromised any material debt or claim, except in the ordinary course of business;


        4.6.6 WAIVER OF MATERIAL RIGHTS. Waived or released in writing any rights of material value to the Division;

        4.6.7 RIGHTS IN LICENSES, TRADEMARKS, PATENTS. Transferred or granted any material rights under any material Intellectual Property
     (other than licenses granted by Seller in the ordinary course of business);

        4.6.8 EMPLOYEE COMPENSATION. Except for any "stay" bonus or special severance agreements listed on Schedule 4.6.8 hereto or as otherwise required by law, made or granted any material wage or salary increase applicable generally to any group or classification of employees working exclusively for the Division (other than in connection with Seller's general salary plan), entered into any written employment contract with any officer or employee of Seller working exclusively for the Division or made any material loan to, or entered into any material transaction of any other nature with, any officer or employee of Seller working exclusively for the Division; or

        4.6.9 MATERIAL CONTRACTS. Entered into any Material Contract, except for Contracts listed in Schedule 4.6.9 and the Transaction Documents and sales or purchases in the ordinary course of business.

        4.7 TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES. Seller has good and valid title to all of the Tangible Personal Property (except for leased Tangible Personal Property), in each case free and clear of all mortgages, liens, charges, security interests, or other encumbrances of any nature whatsoever, other than (a) liens for taxes not yet due and (b) matters set forth on Schedule 4.7 hereto.

        4.8 EMPLOYEE COMPENSATION. Attached hereto as Schedule 4.8 is a list setting forth the following with respect to the Division:

        4.8.1 EMPLOYEE COMPENSATION PLANS AND BENEFITS. All material collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, and employee profit sharing plans, employee stock purchase and stock option plans (other than employment arrangements terminable at will without liability on the part of the employer or upon payment of no more than the applicable statutory or regulatory severance or termination benefits) providing for benefits to employees of Seller working exclusively for the Division (the "Employees"); and

        4.8.2 MANAGEMENT EMPLOYEES. The names and current annual compensation rates of all Management Employees as of the date hereof.

        4.9 MATERIAL CONTRACTS. Schedule 4.9 sets forth each executory Contract (collectively, the "Material Contracts") that (a) obligates Seller to pay an amount of $10,000 and (b) by which any or all the Assets are bound or to which the Division is a party and by which it is bound. Seller has made available to Buyer true and complete copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all oral Material Contracts, listed, or required to be listed, on Schedule 4.9 Except as set forth in Schedule 4.9, to the best knowledge of Seller, there is no Material Contract that is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such Material Contract any existing material default or event of material default or event that, with notice or lapse of time or both, would constitute such a material default. Except as set forth in Schedule 4.9, to the knowledge of Seller, there are no disputes with customers or vendors of the Division with respect to performance by Seller or the Division under any Material Contracts requiring, or which could require, payment by Seller or the Division, or performance of services or delivery of assets or properties of the Division in excess of $17,500.

        4.10 LITIGATION. Except as set forth in Schedule 4.10, there are no actions, suits, or proceedings relating to the Division (other than actions, suits, or proceedings against Seller generally which do not relate specifically to the Division) pending or, to the knowledge of Seller, overtly threatened against Seller at law or in equity, or before or by any federal, state, or other governmental agency or instrumentality that might reasonably be expected to have a material adverse effect on the Division; provided, however, that any action, suit, or proceeding as to which Seller has not received service of process shall not be deemed pending for purposes hereof. Except as set forth in
Schedule 4.10, there are no legal written orders, judgments, or decrees of any court or governmental agency, that apply specifically to the Division or any of the Assets (other than orders, judgments, or decrees which relate to Seller generally and not specifically to the Division).

        4.11 LABOR MATTERS. Except as set forth in Schedule 4.11, there are no unfair labor practice or labor arbitration proceedings with respect to the Division (other than actions, suits, or proceedings against Seller generally which do not relate specifically to the Division) pending against Seller or the Division, and to Seller's knowledge, there are no organizational efforts presently being made or overtly threatened involving any of Seller's employees working exclusively for the Division. Since the Balance Sheet Date, Seller has not received notice of any claim that, with respect to the Division, it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security, and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

        4.12 USE OF REAL PROPERTY. To Seller's knowledge, all Real Estate is used and operated in compliance and conformity with law, except to the extent that the failure so to conform would not materially adversely affect the business of the Division. Seller has not received notice of any material violation of any applicable zoning or building regulation or ordinance relating to the Real Estate and, to the knowledge of Seller, there is no such material violation.

        4.13 COMPLIANCE WITH LAW. Seller (a) is not in default with respect to any legal, written order of any court or governmental authority to which Seller is subject and which applies specifically to the Division or the Assets, and (b) to the knowledge of Seller, is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except to the extent that novation agreements have not been obtained and may be required with respect to any Contracts with the U.S. Government.

        4.14 Assets. The Assets constitute all of the assets and properties used exclusively by the Division as of the Balance Sheet Date, except for (a) Assets sold, disposed of, or consumed in the ordinary course of business since such date, (b) the Excluded Assets, and (c) Contracts, the assignment of which has not been consented to by a party thereto.

        4.15 COMMISSIONS. Neither Seller nor any of its directors, officers, employees, or agents have employed, or incurred any liability to, any broker, finder, or agent for any brokerage fees, finder's fees, commissions, or other amounts with respect to the Transactions.

        4.16 CONDITION OF ASSETS; LIMITED WARRANTIES. Except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties whatsoever to Buyer, express, implied, or statutory, concerning the Assets or the Division including, but not limited to, any representation or warranty as to value, quality, quantity, condition, merchantability, design, suitability, usability, salability, obsolescence, working order, compliance with law, validity, or enforceability. ALL PERSONAL PROPERTY INCLUDED IN THE ASSETS IS SOLD "AS IS, WHERE IS." BUYER SPECIFICALLY ACKNOWLEDGES THAT NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED IN THE TRANSACTIONS. Buyer acknowledges that it has had an opportunity to thoroughly inspect the Assets.

        5.    REPRESENTATIONS AND WARRANTIES OF BUYER.

        As an inducement for Seller to enter into this Agreement, Buyer represents and warrants to Seller that each of the following statements is true and correct as of the date hereof:

        5.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and is duly qualified to perform its obligations under the Transaction Documents and, after the Closing, to use the Assets and operate the Division. Buyer has all requisite corporate power and authority to acquire, own, lease, and operate the Assets, to conduct the business of the Division, to execute and deliver the Transaction Documents to which it is a party, and to perform its obligations thereunder.

        5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

        5.3 EFFECT OF AGREEMENT. The execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Articles of Incorporation or By-Laws of Buyer or any judgment, award or decree, or any material indenture, material agreement, or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, security interest, or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party and, after the Closing, to use the Assets and operate the business of the Division.

        5.4 GOVERNMENTAL APPROVALS. To the knowledge of Buyer, except for novation agreements that may be required with respect to any Contracts with the U.S. Government, no approval, authorization, consent or order, or action of or filing with any court, administrative agency, or other governmental authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions.

        5.5 COMMISSIONS. Neither Buyer nor any of its directors, officers, employees, or agents have employed, or incurred any liability to, any broker, finder, or agent for any brokerage fees, finder's fees, commissions, or other amounts with respect to the Transactions.

        5.6 FINANCING. Buyer has available cash sufficient to consummate the Transactions. No financing is required to enable Buyer to consummate the Transactions.

        5.7 EXON-FLORIO. Buyer is not a "foreign person" for the purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

        5.8 INVESTIGATION. Buyer has conducted a full and complete investigation and inspection of the Assets, the Assumed Liabilities, and the Division as Buyer may have deemed necessary or appropriate for the purpose of entering into this Agreement and consummating the Transactions. In executing this Agreement, Buyer is relying on its own investigation and on the provisions set forth herein and not on any other statements, representations, warranties, or assurances of any kind made by Seller, its representatives, or any other person other than the representations and warranties of Seller pursuant to
Section 4, or any statements made during any presentation by any employee or representative of Seller or the Division.

        6.    COVENANTS OF SELLER.

        6.1 CONDUCT OF DIVISION. During the period from the date hereof to the Closing Date, unless Buyer consents otherwise in writing (which consent shall not be unreasonably withheld), Seller shall use its reasonable efforts to:

        6.1.1 ORDINARY COURSE. Conduct the business of the Division only in the ordinary course consistent with past practice, except as contemplated by this Agreement;

        6.1.2 PRESERVATION OF GOODWILL. Preserve the goodwill of those of its suppliers, customers, and distributors having business relations with the Division;

        6.1.3 MAINTAIN INSURANCE. Maintain any insurance coverage existing as of the date hereof against loss or damage to the Assets;

        6.1.4 SALE OF ASSETS. Not transfer or encumber any of the Assets except for any transfer or encumbrance in the ordinary course of business consistent with past practice;

        6.1.5 MAINTENANCE OF ASSETS. Maintain the Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear, and depreciation excepted, and except for Assets disposed of, sold, or consumed in the ordinary course of business;

        6.1.6 ASSIGNED CONTRACTS.  Not materially amend any Assigned Contract;
     and

        6.1.7 EMPLOYMENT CONTRACTS. Not enter into any employment contract with any Employees or materially increase the compensation of any of the Division's current officers or key Employees.

        6.2 ACCESS. Seller will (a) during ordinary business hours and upon reasonable notice from Buyer, permit Buyer and its authorized representatives to have access to all Assets, (b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such other information in Seller's possession with respect to the Division as Buyer may from time to time reasonably request, and (c) otherwise reasonably cooperate in the examination or audit of the Division by Buyer.

        6.3 PERMITS, CONSENTS, AND NOVATIONS. As promptly as practicable after the date hereof, Seller shall make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations, and consents of all third parties required for Seller to consummate the Transactions. Seller shall furnish promptly to Buyer all information that is in Seller's possession and not otherwise available to Buyer that Buyer may reasonably request in connection with any such filing to be made by Buyer. Seller and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Contracts and such novation agreements as may be required. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, Seller will not assign to Buyer any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto (or a novation agreement executed by any other contracting party) unless such consent has been obtained prior to the Closing Date. With respect to each such Contract not assigned on the Closing Date, after the Closing Date Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer and Seller shall use reasonable efforts to obtain the consent of all required parties to the assignment or novation agreement as may be required. Such Contract shall be promptly assigned by Seller to Buyer after receipt of such consent or novation of such Contract after the Closing Date, and thereafter shall be deemed to be an Assigned Contract for all purposes hereunder. Notwithstanding the absence of any such consent or novation, Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Contract; Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Contract after the Closing Date. As soon as practicable following the date hereof, with respect to any Contract with the U.S. Government to which Seller is a party, Seller shall submit to the relevant Responsible Contracting Officer a written request that the U.S. Government enter into a novation agreement with Buyer with respect to such Contract. In this regard, Seller and Buyer shall take all actions required or customary under the Federal Acquisition Regulations System. Except as provided in the immediately preceding sentence, in no event shall Seller or Buyer be obligated to pay any money to the U.S. Government or to offer or grant other financial or other accommodations to the U.S. Government in connection with obtaining any novation agreement or any such consent or waiver.

        6.4 COOPERATION WITH BUYER. After the Closing, Seller shall provide such cooperation as Buyer or its counsel may reasonably request in connection with: (a) any proceedings relating to the Assumed Liabilities which are hereafter pending or threatened and to which Buyer is a party; and (b) any proceedings for which Seller is entitled to indemnification from Buyer under Section 9.2.2 hereof. Such cooperation shall include, but not be limited to: (i) making available at the reasonable request of Buyer or its counsel, and permitting Buyer and its counsel to make and retain copies of, any and all documents in the possession of or otherwise available to Seller; (ii) making available upon the reasonable request of Buyer or its counsel, employees, and other persons within the control of or available to Seller to consult with and assist Buyer and its counsel and to prepare for and testify truthfully in connection with any proceedings, including depositions, trials, and arbitration proceedings; and (iii) making available at the reasonable request of Buyer or its counsel such other resources as may be within the control of or available to Seller. The cooperation of Seller required by this Section 6.5 shall be provided at Seller's cost; provided, however, that Buyer shall reimburse Seller for Seller's reasonable out-of-pocket expenses incurred pursuant to this Section.

        7. COVENANTS OF BUYER.

        7.1 PERMITS AND CONSENTS. As promptly as practicable after the date hereof, Buyer will make all filings with governmental bodies and other regulatory authorities required of Buyer in connection with the Transactions, and use all reasonable efforts to obtain all permits, approvals, authorizations, and consents of all third parties, required for Buyer to consummate the

Transactions. Buyer shall promptly furnish to Seller all information that is in Buyer's possession and not otherwise available to Seller which Seller may reasonably request in connection with any such filing to be made by Seller.

        7.2 ACCESS TO BOOKS AND RECORDS. Buyer shall maintain for five (5) years after the Closing Date all original books, records, files, documents, papers, and agreements pertaining to the Assets, the Assumed Liabilities or otherwise to the business of the Division before the Closing. After the Closing, Buyer shall provide Seller and its representatives, during ordinary business hours and upon reasonable notice from Seller, with reasonable access to such original documents. If, at any time after the expiration of the five (5) year period described above, Buyer proposes to dispose of any such original documents, Buyer shall first offer in writing to deliver the same to Seller at the expense of Seller. If Seller fails to respond to such offer within ninety
(90) days of its receipt, Buyer shall be permitted to dispose of such documents.

        7.3 COOPERATION WITH SELLER. After the Closing, Buyer shall provide such cooperation as Seller or its counsel may reasonably request in connection with: (a) pending or threatened proceedings set forth in Schedule 4.10; (b) any proceedings relating to the Division which are hereafter pending or threatened and to which Seller is a party; (c) any proceedings for which

Buyer is entitled to indemnification from Seller under Section 9.2.1 hereof; and
(d) the liabilities described in Section 3.6 hereof. Such cooperation shall include, but not be limited to: (i) making available at the reasonable request of Seller or its counsel, and permitting Seller and its counsel to make and retain copies of, any and all documents in the possession of or otherwise available to Buyer; (ii) making available upon the reasonable request of Seller or its counsel, employees, and other persons within the control of or available to Buyer to consult with and assist Seller and its counsel and to prepare for and testify truthfully in connection with any proceedings, including depositions, trials, and arbitration proceedings; and (iii) making available at the reasonable request of Seller or its counsel such other resources as may be within the control of or available to Buyer. The cooperation of Buyer required by this Section 7.3 shall be provided at Buyer's cost; provided, however, that Seller shall reimburse Buyer for Buyer's reasonable out-of-pocket expenses incurred pursuant to this Section.

        7.4 INSURANCE. Buyer shall secure insurance with respect to the Division from the Closing Date covering general liability and products liability in amounts consistent with Buyer's past practices.

        8. CONDITIONS PRECEDENT.

        8.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:


        8.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or in any certificate delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Seller shall have delivered to Buyer a certificate to that effect;

        8.1.2 COMPLIANCE WITH COVENANTS. Seller shall in all material respects have performed and complied with all terms, agreements, covenants, and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect;

        8.1.3 OPINION OF COUNSEL FOR SELLER. Buyer shall have received the favorable opinion of McDaniel & Anderson, L.L.P., counsel to Seller, dated the Closing Date, substantially in the form attached as Exhibit F;

        8.1.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate, or otherwise affect the consummation of the Transactions;

        8.1.5 CONSENTS OBTAINED. Each party hereto shall have obtained all material consents and approvals required to be obtained from any governmental authority, except where the failure to obtain such consents or approvals is a result of a breach by Buyer and except for novation agreements required to be obtained with respect to government Contracts; and

        8.1.6 OTHER TRANSACTION DOCUMENTS. Seller shall have executed and delivered to Buyer original counterparts of each Transaction Document to which it is a party.

        8.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

        8.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement or in any certificate delivered to

     Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Buyer shall have delivered to Seller a certificate to that effect;

        8.2.2 COMPLIANCE WITH COVENANTS. Buyer shall in all material respects have performed and complied with all terms, agreements, covenants, and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect;

        8.2.3 OPINION OF COUNSEL FOR BUYER. Seller shall have received the favorable opinion of Phillips & Gross, P.A., counsel for Buyer, dated the Closing Date, substantially in the form attached as Exhibit G;

        8.2.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to retrain, prohibit, invalidate, or otherwise affect the consummation of the Transactions;

        8.2.5 CONSENTS OBTAINED. Each party hereto shall have obtained all material consents and approvals required to be obtained from any governmental authority, except where the failure to obtain such consents or approvals is a result of a breach by Seller and except for novation agreements required to be obtained with respect to government
     Contracts:

        8.2.6 PURCHASE PRICE. Buyer shall have delivered the Purchase Price in accordance with Section 3.3;

        8.2.7 RELEASE OF GUARANTIES. Seller (other than the Division) shall have been fully released from any and all guaranties listed an
     Schedule 8.2.7, with respect to any obligations or liabilities of the Division; and

        8.2.8 OTHER TRANSACTION DOCUMENTS. Buyer shall have executed and delivered to Seller original counterparts of each Transaction Document to which it is a party.

        9.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS.

        9.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in Sections 4.2, 4.17, 5.2, and 5.7 shall survive indefinitely. All other representations or warranties contained herein shall survive for a period of two years from the Closing Date and shall then expire. Upon the expiration of a representation or warranty pursuant to this Section 9.1, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnifying Party prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort, or under any other legal theory.

        9.2  AGREEMENTS TO INDEMNIFY.

        9.2.1 SELLER INDEMNITY. Subject to the terms and conditions of this Section 9, Seller hereby agrees to indemnify, defend, and hold Buyer harmless from and against all Losses incurred by Buyer and Buyer's Affiliates, employees, directors, officers, shareholders, and agents resulting form (a) a breach of any representation, warranty, or covenant of Seller made in this Agreement, or (b) any liabilities or obligations of, or claims against, Seller other than the Assumed Liabilities;

        9.2.2 BUYER INDEMNITY. Subject to the terms and conditions of this Section 9, Buyer hereby agrees to indemnify, defend, and hold Seller harmless from and against all Losses incurred by Seller and Seller's Affiliates, employees, directors, officers, shareholders, and agents resulting from (a) a breach of any representation, warranty, or covenant of Buyer made in this Agreement, (b) the failure of Buyer to pay, perform, and discharge when due the Assumed Liabilities, or (c) the conduct of the business of the Division after the Closing;

        9.2.3  INDEMNIFICATION FOR ENVIRONMENTAL MATTERS.
        (a) Subject to the terms and conditions of this Section 9, Seller shall indemnify and hold Buyer harmless from and against all Environmental Losses to the extent such Environmental Losses are attributable to Seller's use and/or occupancy of the Real Property; provided, however, that this indemnification obligation shall expire three (3) years from the Closing Date, Seller shall have no obligation to indemnify Buyer with respect to any conditions that existed prior to Seller's use and/or occupancy of the Real Property; and

        (b) Notwithstanding the obligation of seller to indemnify Buyer pursuant to this Agreement, Seller may take any actions required by any federal, state, or local governmental agency or political subdivision or reasonably necessary to mitigate Losses referred to in
        Section 9.2.3(a), and Buyer shall allow Seller reasonable access to the Real Property for that purpose. Such actions may include, but need not be limited to, the investigation of the environmental condition of the applicable Real Property, the preparation of any feasibility studies, reports, or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring, or restoration work. Seller shall proceed diligently with any such actions it elects to take, provided that in all cases such actions shall be in accordance with all applicable requirements of governmental entities. Any such actions shall be performed in a good, safe and workmanlike manner, and shall to the extent reasonable minimize any impact on the business conducted at the applicable Real Property. Seller shall have the exclusive right to undertake and control actions of the type described in this Section 9.2.3(b), using agents reasonably satisfactory to Buyer. Costs and expenses incurred by Buyer as a result of their undertaking any such actions shall be deemed Losses;

        9.2.4 INDEMNIFICATION THRESHOLD. No claim for indemnification will be made by either party hereunder unless the aggregate of all Losses (excluding Losses under Section 3.5.2 [Product Liability] and
     3.5.3 [Warranty Obligations]) incurred by such party otherwise indemnified against hereunder exceeds $20,000, and any such claim shall be made only for the amount by which such aggregate Losses exceed $20,000;

        9.2.5 MAXIMUM LOSSES. No claim for indemnification of Losses (whether in an action for indemnification or otherwise) may be made by either party hereunder to the extent the aggregate Losses claimed (including any Losses previously recovered, but excluding Losses under Sections 9.2.1(b), 9.2.2(b) and (c), and 9.2.3(a)) by such party exceeds the Purchase Price. Notwithstanding anything to the contrary in this Section 9.2.5, no claim for indemnification of Environmental Losses may be made by Buyer under Section 9.2.3(a) to the extent that such aggregate Environmental Losses suffered by Buyer exceed the Purchase Price; and

        9.2.6 SUBROGATION. If the Indemnifying Party makes any payment under this Section 9 in respect of any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any Insurer or third party with respect to such Losses; provided, however, that the Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents, or employees.

        9.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under Section 9.2 shall be subject to the following terms and conditions:

        9.3.1 NOTICE. Within 60 days after receipt of notice of commencement of any action or the assertion of any claim by a third party (but in any event at least 10 days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process, or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party;

        9.3.2 FAILURE TO ASSUME DEFENSE. If the Indemnifying Party, by the fifteenth day after receipt of notice of any such claim (or, if earlier, by the fifth


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     day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party;

        9.3.3 CLAIM ADVERSE TO INDEMNIFYING PARTY. Notwithstanding anything to the contrary in this Section 9.3, if there is a reasonable probability that a claim may materially adversely affect the Indemnifying Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim; and

        9.3.4 COOPERATION. In connection with any such indemnification, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.


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

        9.4 REMEDIES EXCLUSIVE. Except as provided in Section 12.11, the remedies provided in this Section 9 shall be the exclusive remedy for monetary damages (whether at law or in equity) . Without limiting the foregoing, and except for statements, representations, warranties, and assurances made in this Agreement, neither Seller nor any of its officers, employees, agents, stockholders, Affiliates, consultants, investment bankers, legal advisers, or representatives shall have any liability or obligation to Buyer in respect of any statement, representation, warranty, or assurance of any kind made by Seller, its representatives, or any other person including, but not limited to, any statements set forth in the Information Memorandum or any statements made during any presentation by any employee or representative of Seller to the Division.

        10. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date:

        10.1 INJUNCTION. By either party if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transactions and such order, decree, ruling, or other action shall have become final and non-appealable.

        10.2  MUTUAL AGREEMENT.  By mutual written agreement of the parties.


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        10.3  TERMINATION DATE.  By either party if the Closing shall not have occurred on or before September 30, 1995, time being of the essence.

        10.4 MATERIAL BREACH. By either Buyer or Seller, if there has been a material breach on the part of the other party in its representations, warranties, or covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have three (3) business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 10.4 in which to cure such breach.

        10.5 EFFECTS OF TERMINATION. If this Agreement is terminated pursuant to Section 10, all obligations of the parties hereunder (except for this Section and Sections 11.1, 12.2, 12.8, 12.9, 12.10, and 12.11) shall terminate without liability of any party to any other party, except that in the event of any termination under Section 10.4, the breaching party shall be liable for the reasonable expenses (including attorneys' fees and court costs) of the other party incurred in connection with this Agreement and the Transactions. Nothing contained in this Section 10.5 shall relieve any party of liability for any breach of this Agreement that occurred prior to the date of termination of this Agreement.


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        11.  OTHER COVENANTS.


        11.1 ANNOUNCEMENTS. Each party agrees not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will make an announcement thereafter without the consent of the other only to the extent required by applicable law.


        11.2 EMPLOYEES. Buyer agrees that it will offer employment to all Employees working for the Division on the Closing Date, effective on such date. Each Employee shall be offered such employment at his or her basic annual salary in effect on the date of this Agreement, together with employment benefits, to the extent available at reasonable cost to Buyer reasonably equivalent to those provided by Buyer to its Employees (a) for (i) group life insurance, and (ii) accidental death and dismemberment insurance, and (b) under its group comprehensive medical plan. Buyer acknowledges that Seller is terminating employees of the Division in reliance upon Buyer's commitment to offer the Employees employment. Buyer agrees to comply with the terms of the Worker Adjustment and Retraining Notification Act.


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        11.3  COOPERATION.  Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).


        11.4 NOTIFICATION OF SALE. In utilizing existing stocks of packaging material, catalogues, brochures, sales literature, promotional material, and other selling material included in the Assets that bear the "Aerospace" name or any other trade name, trademark, service mark, slogan, logo, or like property retained by Seller under Section 2.2.6, Buyer shall, after the Closing Date, promptly indicate prominently on all such material (by sticker or otherwise) that the business of the Division is not being conducted by Seller. In no event shall Buyer use any such packaging material, catalogues, brochures, sales literature, promotional, and other selling material more than 90 days after the Closing Date.


        11.5 EXCLUDED ASSETS. If, after the Closing Date, Excluded Assets including, but not limited to, proprietary information of Seller, shall remain on the premises utilized by or under the control of Buyer, then buyer shall take reasonable efforts to deliver such Excluded Assets to Seller at the expense of Seller and, so long as such information shall remain on said


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premises, Buyer shall exercise the same reasonable degree of care with respect thereto as it does with respect to its own property.


        11.6 TAX COOPERATION. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit, or other tax proceeding relating to the Division. Any information obtained pursuant to this Section relating to taxes shall be kept confidential by the other party.


        11.7 BEST EFFORTS. Each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the Transactions shall be effected substantially in accordance with the terms of this Agreement as soon as reasonably practicable.


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        12.  MISCELLANEOUS.


        12.1 BULK TRANSFER LAWS. Subject to Section 9.2, Seller hereby waives compliance by Buyer with any applicable bulk transfer laws including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby.


        12.2 EXPENSES. Except as set forth in Section 10.5, whether or not the Transactions are consummated, neither of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation, execution of the Transaction Documents, or the closing of the Transactions including, but not limited to, the fees and expenses of counsel, accountants, investment bankers, and other experts.


        12.3 WAIVERS. Either party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance


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

of any of the obligations of the other under this Agreement. With regard to any power, remedy, or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.


        12.4 AMENDMENTS, SUPPLEMENTS. This Agreement may be amended or supplemented at any time by the mutual written consent of the parties.

        12.5 ENTIRE AGREEMENT. This Agreement, its exhibits and schedules, the documents incorporated by reference, and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement, or statement of intention has been made by either party that is not embodied in this Agreement or such other documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement, or statement of intention not ambodied herein or therein.


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        12.6  BINDING EFFECT, BENEFITS.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer an any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.


        12.7 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party.


        12.8 NOTICES. All notices under this Agreement shall be in writing and shall be delivered by personal service or telegram, telecopy, or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier, to such address as may be designated from time to time by the relevant party, and which shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices shall be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:


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

        (a)  If to Buyer:


             Nortech Systems Incorporated
             641 East Lake Street
             Suite 234
             Wayzata, Minnesota 55391
             Attention:  Quentin E. Finkelson, President

         (b)  If to Seller:


              Communication Cable, Inc.
              Post Office Box 1575
              Sanford, North Carolina 27331
              Attention:  James R. Fore, President

        12.9 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated and entered into in the State of Minnesota, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of Minnesota or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal or state court located in Minnesota. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all

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objections that they may have as to jurisdiction or venue in any other court.

        12.10 ATTORNEYS' FEES. If any litigation is commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, the party or parties prevailing in such proceeding will be entitled to the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such litigation.

        12.11 EQUITABLE REMEDIES. Seller and Buyer acknowledge that the remedy at law for any breach, or threatened breach, of their respective covenants to consummate the Transactions will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available from any appropriate court referred to in Section 12.9. Notwithstanding the foregoing sentence, any monetary damages which are all or a portion of any equitable relief granted hereunder shall be subject to the limitations set forth in Section 9.


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        12.12  REPRESENTATIONS AND WARRANTIES.  No fact, event,
misrepresentation, or occurrence that, in the absence of this Section 12.12, would constitute a breach or breaches of any representation or warranty of either party under this Agreement shall be deemed to constitute a breach or breaches by such party of its representations or warranties under this Agreement if such party has knowledge of such breach or breaches on the date hereof and/or as of the Closing Date. The disclosure of any information on any schedule to this Agreement shall be deemed to constitute the disclosure of such information on all other schedules to this Agreement applicable to such information.

        12.13  RULES OF CONSTRUCTION.

        12.13.1 HEADINGS. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

        12.13.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.


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

        12.13.3 SEVERABILITY. The validity, legality, or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal, or unenforceable in any respect.

        12.13.4 KNOWLEDGE. Whenever a representation or warranty is stated to be based on the knowledge of a party, such phrase refers to whether any of such party's senior management has actual knowledge of the matters involved. As used herein, "senior management" shall mean any officer of Seller or Buyer, as the case may be, with a title of vice president or its equivalent or higher.

        12.13.5 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented by lawyers through the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

        12.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an


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

     original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first-above written.

                                       NORTECH SYSTEMS INCORPORATED
                                       Buyer


                                       By:  /s/ Q. E. Finkelson
                                            -----------------------------
                                                                President

                                       COMMUNICATION CABLE, INC.
                                       Seller



                                       By:  /s/ James R. Fore
                                            -----------------------------
                                                                President


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